FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Announces
Stockholder Approval of Merger
Wednesday, December 20, 2006

SOURCE: Nord Resources Corporation

TUCSON, Arizona, December 20, 2006 – Mr. Ronald A. Hirsch, Chairman of the Board of Directors of Nord Resources Corporation (“Nord”) (Other OTC:NRDS.PK – News) is pleased to announce that Nord’s stockholders have overwhelmingly approved the proposed acquisition of Nord by Platinum Diversified Mining, Inc. (“Platinum”) in the all-cash merger transaction (the “Merger”) announced on October 23, 2006. The special meeting of Nord’s stockholders was convened and held in Tucson, Arizona, at 10:00 a.m. (Arizona time) on December 20, 2006. The approval by Nord’s stockholders follows approval by the shareholders of Platinum on December 12, 2006.

The Merger will be completed pursuant to an agreement and plan of merger dated October 23, 2006 (the “Merger Agreement”) between Nord, Platinum, Platinum Diversified Mining USA, Inc. (“Platinum USA”), and PDM Merger Corp. (“Merger Sub”). Merger Sub is a wholly-owned subsidiary of Platinum USA, which in turn is a wholly-owned subsidiary of Platinum. If the Merger is completed, Merger Sub will merge with and into Nord, with Nord continuing as the surviving corporation and a wholly-owned subsidiary of Platinum USA. The parties are working to effect the Merger as soon as possible, with a scheduled closing date of December 22, 2006. However, completion of the Merger remains subject to satisfaction of the remaining conditions to closing under the Merger Agreement.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement. Nord has filed a copy of the Merger Agreement as an exhibit to the Current Report on Form 8-K filed by Nord with the SEC on October 23, 2006.

For information contact:

John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer (520) 292-0266

Website: www.nordresources.com

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks associated with the fact that the consummation of the merger transaction is subject to numerous closing conditions, including, among others, (i) the absence of a material adverse effect in Nord’s business or operations, as described in the merger agreement; (ii) the risk that the transaction may not be consummated if the conditions to closing are not satisfied or waived; (iii) the risk that Platinum has certain termination rights in the definitive merger agreement including as a result of a material adverse effect in Nord’s business or operations; (iv) other risks set forth in Nord’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.